Preliminary Copy
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                           MERCRISTO DEVELOPMENTS INC.
                               240 Argyle Avenue
                        Ottawa, Ontario, Canada K2P 1B9


                             INFORMATION STATEMENT
                             ---------------------


                              GENERAL INFORMATION

     This Information Statement is furnished to stockholders in connection with the taking of corporate action (filing an Amended Certificate of Incorporation to change the corporate name to Addison Industries, Inc.) based on a Consent of Shareholders signed by the holders of a majority of the voting shares of Mercristo Developments, Inc. (the "Company"). This Information Statement is being first mailed to stockholders on or about September 20, 1998. The corporate action will be taken at least twenty (20) calendar days after this Information Statement is sent.

     The cost of sending this Information Statement will be borne by the Company. The Company has requested persons holding stock for others in their names or in the names of nominees to forward this material to the beneficial owners of such shares and will, if requested, reimburse such persons for their reasonable expenses in so doing.

     As of the mailing date of this Information Statement, there were issued and outstanding 17,840,519 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"). Only stockholders of record on the books of the Company at the close of business on the mailing date are being sent this notice of the corporate action described herein.

     The holders of a majority of the outstanding Common Stock have approved the corporate action and no further vote is needed. WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.



                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth as of the mailing date certain information concerning shares of Common Stock held by (i) each stockholder known by the Company to own beneficially more than 5% of either class of Common Stock, (ii) each director of the Company, (iii) each executive officer with disclosable compensation, and (iv) all directors and executive officers of the Company as a group.

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                                  COMMON STOCK
                               BENEFICIALLY OWNED

NAME AND ADDRESS OF                              NO. OF                 PERCENT
BENEFICIAL OWNER (1)                             SHARES                 OF CLASS
--------------------                             ------                 --------

David G. Edwards (2)                            8,650,000                48.5%
Patricia L. Edwards (3)                        see note (3)             Note (3)
Kenneth A. Edwards                                 -0-                     0%
Argus Financial Consultants Ltd.                1,280,000                 7.2%
Box 246, One Winterhaven, Stubbs Road
Providenciales, Turks and Caicos Islands
British West Indies
All Directors and Executive Officers
as a Group (3 persons)                          8,650,000                48.5%

(1) Unless otherwise indicated, each stockholder shown on the table has sole voting and investment power with respect to the shares beneficially owned by him, her or it. The address of each of the directors and executive officers of the Company is c/o Mercristo Developments, Inc., 240 Argyle Avenue, Ottawa, Ontario, Canada K2P 1B9. Percentage of less than 0.1% have been omitted from the table.

(2) Represents 8,450,000 shares owned by Resi Corp., a Canadian corporation, of which Mr. Edwards is a sole shareholder and director and over which Mr. Edwards has voting and investment power.

(3) 8,650,000 shares are owned by Mrs. Edwards' husband, David G. Edwards (200,000 shares directly, 8,450,000 indirectly by Resi Corp., a Canadian corporation, of which Mr. Edwards is a sole shareholder and director and over which Mr. Edwards has voting and investment power). Mrs. Edwards disclaims beneficial ownership of all of the shares owned directly or indirectly by her husband.


                                CORPORATE ACTION

     By a majority vote of shareholders, by means of a written Consent of Shareholders dated on or about August 28, 1998 signed by the holders of a majority of the Company's Common Stock, its only voting shares, the Company's name is being changed to Addison Industries, Inc. Such change will become effective upon the filing with the Delaware Secretary of State of an Amended Certificate of Incorporation. The majority shareholders prefer the new name over the old name and feel it will project a better image for the Company.


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                                  OTHER MATTERS

     By a Consent of Directors dated on or about August 28, 1998, a six shares to one share stock consolidation or "reverse stock split" was declared for the Company's Common Stock. This is intended to streamline and simplify the Company's market capitalization.



                                           BY ORDER OF THE BOARD OF DIRECTORS


                                           /s/ Patricia L. Edwards
                                           -------------------------------------
                                           Patricia L. Edwards
                                           Secretary

Dated:  September 1, 1998


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